Exhibit 10.15

MURPHY OIL CORPORATION

TIME-BASED RESTRICTED STOCK UNIT – STOCK SETTLED

GRANT AGREEMENT

Time-Based Restricted Stock Unit Award Number	Name of Grantee	Number of Restricted Stock Units Subject to this Grant

[[GRANTNUMBER]]	[[NAME]]	[[UNITSGRANTED]]

This Time-Based Restricted Stock Unit Award (this  “Award”) is granted on and dated [•] (the “Grant Date”), by Murphy Oil Corporation, a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2018 Long-Term Incentive Plan (the “Plan”), subject to the provisions set forth herein and in the Plan.  Any terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

1.    The Company hereby grants to the individual named above (the “Grantee”) an Award of Time-Based Restricted Stock Units each equal in value to one share of Common Stock.  This Award constitutes a right to receive Shares in the future and does not represent any current interest in the Shares subject to this Award.

2.    This Award is subject to the following vesting and time lapse restrictions:

(a)    In accordance with the Plan, this Award will fully vest on the [•] anniversary of the Grant Date (the “Vesting Date”) and Shares will be issued, less any Shares deducted for applicable withholding taxes; provided that, except as set forth in Sections 2(c) and 2(d) below, the Grantee is employed by the Company on the Vesting Date; provided further, that this Award shall not vest whenever the delivery of Shares under it would be a violation of any applicable law, rule or regulation.

(b)    In the event that the Grantee’s employment terminates any time prior to the Vesting Date, except as set forth in Sections 2(c) and 2(d) below, he or she will forfeit this Award.

(c)    In the event of the Grantee’s death, disability or retirement (as determined in accordance with the Plan) prior to the Vesting Date, any then outstanding units pursuant to this Award shall vest on the date of the Grantee’s termination of employment in a pro-rated amount determined by multiplying the number of units granted by a fraction, the numerator of which is the number of months in the period beginning on the Grant Date and ending on the last day of the month in which the Grantee terminates employment, and the denominator of which is the total number of months in the Restricted Period.  The Grantee (or his/her beneficiary) will be paid his/her Shares, less any Shares deducted for applicable withholding taxes, as soon as reasonably practicable following the date of the Grantee’s termination of employment.

(d)    If the Grantee is not an employee of the Company who is the Chief Executive Officer (“CEO’), who reports directly to the CEO, or is a Named Executive Officer at any time during the period beginning on the grant date of this Award and ending on the date on which a Change in Control occurs, this Award will fully vest and one hundred percent (100%) of the units granted will be deemed to be earned upon such Change in Control; provided,  however, that no payment will be made until the first quarter of 2022 unless such Change in Control also qualifies as a “change in control event” as determined under Section 409A.

(e)    If the Grantee is  an employee of the Company who is the Chief Executive Officer (“CEO’), who reports directly to the CEO, or is a Named Executive Officer at any time during the period beginning on the grant date of this Award and ending on the date on which a Change in Control occurs, this Award will fully vest and one hundred percent (100%) of the units granted will be deemed to be earned as of the date of a Qualifying Termination of Employment. “Qualifying Termination of Employment” means the termination of the Grantee’s employment within the two-year period immediately following a Change in Control (x) by the Company or any of its affiliates without Cause or (y) by the Grantee for Good Reason.  Shares will be issued as soon as reasonably practicable following the date of the Qualifying Termination of Employment, less any Shares deducted for applicable withholding taxes.

(f)    For purposes of this Agreement, “Cause” means the occurrence of any of the following:

(i) Any act or omission by the Grantee which constitutes a material willful breach of the Grantee’s obligations to the Company or any of its affiliates or the Grantee’s continued and willful refusal to substantially perform satisfactorily any duties reasonably required of the Grantee, which results in material injury to the interest or business reputation of the Company or any of its affiliates and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of the Grantee’s incapacity due to physical or mental illness) within thirty (30) days after written notification thereof to the Grantee by the Company; provided that no act or failure to act on the Grantee’s part shall be deemed willful unless done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company or its affiliates;

(ii) The Grantee’s commission of any dishonest or fraudulent act, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company or any of its affiliates;

(iii) The Grantee’s plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other plea or confession of a similar crime in a jurisdiction in which the Company or any of its affiliates conducts business; or

(iv) The Grantee’s commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

(g)    For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:

(i) Any material diminution in the Grantee’s title, status, position, the scope of duties assigned, responsibilities or authority, including the assignment to the Grantee of any duties, responsibilities or authority in any manner adverse to the Grantee or inconsistent with the duties, responsibilities and authority assigned to the Grantee prior to a Change in Control;

(ii) Any reduction in the Grantee’s base salary, annual target cash bonus opportunity or long-term incentive award opportunity immediately prior to a Change in Control;

(iii) A relocation of more than fifty  (50) miles from the location of the Grantee’s principal job location or office prior to a Change in Control; or

(iv) Any other action or inaction that constitutes a material breach by the Company or any of its affiliates of any employment or similar agreement pursuant to which the Grantee provides services to the Company or any of its affiliates; provided, that the Grantee provides the Company with a written notice of termination indicating the Grantee’s intent to terminate his or her employment for Good Reason within ninety (90) days after the Grantee becoming aware of any circumstances set forth above, that the Grantee provides the Company with at least thirty (30) days following receipt of such notice to remedy such circumstances, and, if the Company fails to remedy such circumstances during such thirty (30) day period, that the Grantee terminates his or her employment no later than sixty  (60) days after the end of such thirty (30) day period.

3.    In the event of any relevant change in the capitalization of the Company subsequent to the Grant Date and prior to the issuance of Shares underlying the units, the number of units may be equitably adjusted pursuant to the Plan to reflect that change.

4.    This Award is not assignable except as provided under the Plan in the case of death and is not subject in whole or in part to attachment, execution or levy of any kind.

5.    The Grantee shall have no voting rights with respect to Shares underlying the units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

6.    The Grantee shall not be eligible to receive any dividends or other distributions paid with respect to these units during the Restricted Period. An amount equivalent to these dividends and/or other distributions shall be paid to the Grantee upon the issuance of Shares and payment of this Award. Any such payment (unadjusted for interest) shall be made in whole Shares, valued as of the date that this Award vests in accordance with Section 2 above,  subject to applicable withholding taxes.

7.    The Plan and this Agreement are administered by the Committee.  The Committee has the full authority and discretion to interpret and administer the Plan consistent with the terms and provisions of the Plan.

Attest:	Murphy Oil Corporation

By